Exhibit 99.1

Press Release

SPIRIT REALTY CAPITAL, INC. NAMES JACKSON HSIEH TO CHIEF EXECUTIVE OFFICER

- Forms Operating Committee Comprised of Independent Directors –

- Plans to Update Proxy and Reschedule Annual Meeting –

Dallas, TX - May 8, 2017 - Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”), a premier net lease real estate investment trust (REIT) that primarily invests in single-tenant, operationally essential real estate, today announced that Jackson Hsieh has been named to the position of Chief Executive Officer and President and has been appointed to the Company’s Board of Directors. In addition, the Company announced that Richard I. Gilchrist, formerly Lead Independent Director of the Company and veteran of the REIT industry, has been appointed as Chairman of the Board. As a consequence of these changes, Thomas H. Nolan is leaving the Company effective immediately.

“We have made significant progress at Spirit, improving the quality of our talent, strengthening our operations and enhancing our capital structure, but we recognize there is still significant work to be done,” stated Mr. Hsieh. “Our plan moving forward will focus critically on credit and tenant concentration challenges in order to enhance the profitability of our platform. We remain committed to growing the Company in a manner that enables us to strengthen our balance sheet, preserve liquidity and create long-term stockholder value.”

Mr. Hsieh joined Spirit Realty Capital in September 2016 from Morgan Stanley (NYSE:MS), where he served as Managing Director and Vice Chairman of Investment Banking, primarily focused on the firm’s real estate clients. Prior to this, Mr. Hsieh was Vice Chairman and Sole/Co-Global Head of Real Estate Investment Banking Group at UBS, managing a team of over 70 professionals in six offices worldwide. During his career, including a prior period at Morgan Stanley and tenures at Bankers Trust Company and Salomon Brothers, Inc., he served as senior lead banker on over $285 billion of real estate and lodging transactions. Mr. Hsieh is a graduate of the University of California at Berkeley (1983), and earned a master’s degree from Harvard University (1987).

Mr. Gilchrist stated, “Elevating Jackson at this critical time reflects the Board’s continued focus on improving Spirit’s operating capabilities. In Jackson, we have a uniquely qualified leader who has a clear vision for how we grow our Company and create the best long-term outcome for Spirit’s stockholders.”

In an additional move by the Board, the Company also announced that it is creating an Operating Committee to be comprised of independent directors Nicholas P. Shepherd (as chair) and Kevin M. Charlton to work closely with Mr. Hsieh and members of his senior team. The committee has the authority to retain advisors.

Commenting on the Operating Committee, Mr. Gilchrist said, “By adding this new committee, the Board can provide practical support and assistance to Jackson as he transitions into his new role and starts the work of executing the Company’s growth plan, while also strengthening Board oversight and interaction with management.”

The Board of Directors has also determined to reschedule the Company’s Annual Meeting of Stockholders, originally scheduled for May 11, 2017, until a later date, currently expected to be by the end of June 2017. The Company will reschedule the meeting to circulate revised proxy materials reflecting the management changes described in this press release. In due course, the Company will submit a revised proxy statement to the stockholders, including a notice setting forth the date, time and location of the rescheduled Annual Meeting of Stockholders. The record date for holders entitled to vote at the meeting of the close of business on March 17, 2017 will remain unchanged.

ABOUT SPIRIT REALTY CAPITAL:

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential real estate, subject to long-term, net leases. As of March 31, 2017, our diversified portfolio was comprised of 2,588 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 53 million square feet, are leased to approximately 431 tenants across 49 states and 30 industries. More information about Spirit Realty Capital can be found on the investor relations page of the Company’s website at www.spiritrealty.com.

CONTACTS:

Investor

Pierre Revol - Vice President, Investor Relations

(972) 476-1403

prevol@spiritrealty.com

Media

Jason Chudoba

646-277-1249

Jason.Chudoba@icrinc.com

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common stock, and conditions of the equity and debt capital markets, generally), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, risk of tenant default and competition from other developers, owners and operators of real estate), financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers, potential fluctuations in the consumer, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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